Exhibit 5.1

April 21, 2010

NXT Nutritionals Holdings, Inc.
56 Jackson Street
Holyoke, MA

Gentlemen:

You have requested our opinion, as counsel for NXT Nutritionals Holdings, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to 13,035,808 shares of common stock, including (1) up to 6,517,904 shares of common stock issuable upon conversion of the principal amount of the 0% original issue discount senior secured convertible notes at a conversion price of $1.00 per share, and (2) up to 6,517,904 shares of common stock issuable upon exercise of outstanding Series C warrants at an exercise price of $1.25 per share.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the ordinary shares to be sold by the selling shareholders issuable upon conversion of the convertible notes and the ordinary shares issuable upon the exercise of warrants will be, duly authorized and legally issued, fully paid and non-assessable upon issuance.

No opinion is expressed herein as to any laws other than the laws of the State of Delaware. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Interests of Named Expert and Counsel” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

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